                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

                                by and between

                              ELIXIS CORPORATION

                                   as Target

                                      and

                         DATACRITICAL.COM CORPORATION

                                 as Subsidiary


                            Dated:  March 12, 2000

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS
                               -----------------

                                                                                                                Page
                                                                                                                ----
ARTICLE 1   DEFINITIONS........................................................................................   2
   1.1      Defined Terms......................................................................................   2
   1.2      Other Defined Terms................................................................................   6
   1.3      Knowledge..........................................................................................   7
ARTICLE 2   THE MERGER AND CONVERSION OF SHARES................................................................   7
   2.1      The Merger.........................................................................................   7
   2.2      Conversion of Shares...............................................................................   8
   2.3      Shares of Subsidiary...............................................................................   8
   2.4      Exchange of Certificates...........................................................................   8
   2.5      Fractional Shares..................................................................................   9
ARTICLE 3   CLOSING............................................................................................   9
   3.1      Closing............................................................................................   9
   3.2      Conveyances at Closing.............................................................................   9
ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF TARGET...........................................................  10
   4.1      Organization of Target.............................................................................  10
   4.2      Capitalization.....................................................................................  11
   4.3      Authorization......................................................................................  11
   4.4      Absence of Certain Changes or Events...............................................................  12
   4.5      No Undisclosed Liabilities.........................................................................  13
   4.6      Assets.............................................................................................  13
   4.7      Owned Real Property................................................................................  14
   4.8      Leased Property....................................................................................  14
   4.9      Material Contracts.................................................................................  15
   4.10     Permits............................................................................................  16
   4.11     No Conflict or Violation...........................................................................  17
   4.12     Financial Statements...............................................................................  17
   4.13     Books and Records..................................................................................  18
   4.14     Litigation.........................................................................................  18
   4.15     Employees; Labor Matters...........................................................................  18
   4.16     Compliance with Law................................................................................  19
   4.17     No Brokers.........................................................................................  19
   4.18     No Other Agreements to Sell the Assets.............................................................  20
   4.19     Intellectual Property..............................................................................  20
   4.20     Employee Benefit Plans.............................................................................  22
   4.21     Transactions with Certain Persons..................................................................  24
   4.22     Tax Matters........................................................................................  24

   4.23     Insurance..........................................................................................  26
   4.24     Accounts Receivable................................................................................  26
   4.25     Inventory..........................................................................................  26
   4.26     Payments...........................................................................................  27
   4.27     Customers and Suppliers............................................................................  27
   4.28     Environmental Matters..............................................................................  27
   4.29     Material Misstatements Or Omissions................................................................  28
   4.30     Warranties and Indemnities.........................................................................  28
ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY.......................................................  29
   5.1      Organization and Qualification.....................................................................  29
   5.2      Capitalization.....................................................................................  29
   5.3      Authorization of Agreement.........................................................................  29
   5.4      Approvals..........................................................................................  30
   5.5      No Violation.......................................................................................  30
   5.6      Reports............................................................................................  31
   5.7      Absence of Certain Changes or Events...............................................................  31
   5.8      Absence of Litigation..............................................................................  31
ARTICLE 6   COVENANTS OF TARGET, PARENT AND SUBSIDIARY.........................................................  32
   6.1      Further Assurances.................................................................................  32
   6.2      No Solicitation....................................................................................  32
   6.3      Notification of Certain Matters....................................................................  33
   6.4      Access; Investigation by Subsidiary................................................................  33
   6.5      Conduct of Business................................................................................  34
   6.6      Employee Matters...................................................................................  36
   6.7      Third Party Consents...............................................................................  36
ARTICLE 7   CONDITIONS TO TARGET'S OBLIGATIONS.................................................................  37
   7.1      Representations, Warranties and Covenants..........................................................  37
   7.2      No Actions or Court Orders.........................................................................  37
   7.3      Consents; Regulatory Compliance and Approval.......................................................  37
   7.4      Certificates.......................................................................................  38
   7.5      Opinion of Counsel.................................................................................  38
   7.6      No Material Adverse Change.........................................................................  38
   7.7      Employee Matters...................................................................................  38
   7.8      Board and Shareholder Approval.....................................................................  38
ARTICLE 8   CONDITIONS TO SUBSIDIARY'S OBLIGATIONS.............................................................  39
   8.1      Representations, Warranties and Covenants..........................................................  39
   8.2      Consents; Regulatory Compliance and Approval.......................................................  39
   8.3      No Actions or Court Orders.........................................................................  39
   8.4      Opinion of Counsel.................................................................................  40
   8.5      Employment.........................................................................................  40
   8.6      No Material Adverse Change.........................................................................  40
   8.7      Certificates.......................................................................................  40

   8.8      Convertible Notes and Warrants.....................................................................  40
   8.9      Brokers' Fees......................................................................................  41
   8.10     Termination of Benefit and Stock Option Plans......................................................  41
   8.11     Covenants Not To Compete...........................................................................  41
   8.12     Board and Shareholder Approval.....................................................................  41
ARTICLE 9   RISK OF LOSS; CONSENTS TO ASSIGNMENT...............................................................  41
   9.1      Risk of Loss.......................................................................................  41
   9.2      Consents to Assignment.............................................................................  42
ARTICLE 10  RESERVED...........................................................................................  42
ARTICLE 11  MISCELLANEOUS......................................................................................  42
   11.1     Termination........................................................................................  42
   11.2     Assignment; No Third Party Beneficiaries...........................................................  44
   11.3     Notices............................................................................................  45
   11.4     Choice of Law; Venue...............................................................................  46
   11.5     Entire Agreement; Amendment and Waiver.............................................................  46
   11.6     Counterparts.......................................................................................  46
   11.7     Severability.......................................................................................  46
   11.8     Headings...........................................................................................  47
   11.9     Press Releases and Public Announcements............................................................  47
   11.10    Cumulative Remedies................................................................................  47
   11.11    Specific Performance; Attorneys' Fees..............................................................  47
   11.12    Construction.......................................................................................  47
   11.13    Incorporation of Exhibits and Disclosure Schedule..................................................  48
   11.14    Confidentiality....................................................................................  48

                                   EXHIBITS

A    Form of Indemnity - Escrow Agreement

B    Form of Registration Rights Agreement

C    Form of Opinion of Counsel to Subsidiary and Parent

D    Form of Opinion of Counsel to Target

E    Form of Tax Representations of Subsidiary

F    Form of Tax Representations of Target

G    Form of Employment Offer Letter

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 12, 2000, is by and among ELIXIS CORPORATION, a Washington corporation ("Target"), DATA CRITICAL CORPORATION, a Delaware corporation ("Parent") and Datacritical.com, Inc., a Delaware Corporation and wholly-owned subsidiary of Parent ("Subsidiary"). Target, Subsidiary and Parent are referred to herein individually as a "Party" and together as the "Parties."

                                   RECITALS

     WHEREAS, Subsidiary and Target desire to adopt a plan of reorganization within the meaning of Section 368(a) of the 1986 Code, as amended;

     WHEREAS, Subsidiary and Target deem it advisable that Target be merged into Subsidiary pursuant to this Agreement and in accordance with the applicable statutes of the States of Delaware and Washington;

     WHEREAS, at or prior to the Effective Date as hereinafter defined, Subsidiary will acquire from Parent 210,000 shares of Parent Common Stock necessary to complete the merger provided for herein;

     WHEREAS, the principal office of Subsidiary in the State of Washington is located at 19820 Northcreek Parkway, Suite 100, Bothell, WA 98011;

     WHEREAS, on the date of this Agreement, Data Critical Corporation has authority to issue 210,000 shares of Common Stock, $.001 per share (the "Parent Stock");

     WHEREAS, on the date of this Agreement, Target has authority to issue 15,000,000 shares of Common Stock, no par value of which 3,450,000 shares are issued and outstanding and 1,000,000 shares are reserved for issuance under the 1998 Stock Option Plan and 1999 Stock Option Plan (the "Target Common Stock") and 5,000,000 shares of preferred stock of which 806,122 shares of Series A-1 Preferred Stock are issued and outstanding, 690,960 shares of Series A-2 Preferred Stock, and an additional 310,932 shares of Series A-2 Preferred Stock are reserved for issuance pursuant to Series A-2 Preferred Stock warrants (the "Target Preferred Stock") (collectively the Target Common Stock and Target Preferred Stock are referred to as the "Target Shares"); and

     WHEREAS, the respective Boards of Directors of Subsidiary, Parent and Target Corporations deem it advisable and in the best interests of the corporations' respective shareholders to effect the merger of Target with and into Subsidiary and Parent shall acquire all of the business, assets and goodwill, subject to the liabilities of Target and that shares of Target's Common Stock shall be converted to shares of Parent's Common Stock on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1


                                  DEFINITIONS
                                  -----------

1.1  Defined Terms

     As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

     "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

     "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Assets" shall mean all of Target's right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used or useful in connection with, or related to, Target's business that are owned by Target or in which Target has any interest, including, without limitation, all of Target's right, title and interest in the following:

          (a) all accounts and notes receivable (whether current or non-current), refunds, deposits, prepayments or prepaid expenses (including, without limitation, any prepaid taxes, rentals or insurance premiums) of Target;

          (b)    all Contract Rights;

          (c)    all rights under Leases and Leasehold Estates;

          (d)    all Fixtures and Equipment and Leasehold Improvements;

          (e)    all Inventory;

          (f)    all Books and Records;

          (g)    all Intellectual Property;

          (h)    all Permits;

          (i)    the name "Elixis Corporation" and all variations thereof;

          (j) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists and purchasing records related to Target's business;

          (k) all insurance policies and all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Target pertaining to Target's business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

          (l)    all deposits and prepaid expenses of Target;

          (m) all claims, causes of action, credits, choses in action, rights of recovery and rights of set-off of any kind against any person or entity, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Target on or prior to the Closing Date;

          (n) all goodwill associated with Target's business and the Assets, together with the right to represent to third parties that Subsidiary is the successor to Target's business; and

          (o) all computer software programs, data and associated licenses used in connection with Target's business.

     "Books and Records" shall mean (a) all records and lists of Target pertaining to the Assets, (b) all records and lists pertaining to Target's business, customers, suppliers or personnel of Target, (c) all product, business and marketing plans of Target and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Target, but excluding the originals of Target's minute books, stock books and tax returns.

     "Closing" shall mean consummation of the transactions set forth herein.

     "Closing Date" shall mean as soon as possible, but no later than March 31, 2000, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement have not been satisfied or waived by March 31, 2000, on such mutually agreed upon later date.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Target is a party or is bound and which relates to Target's business or the Assets, whether oral or written, but excluding all Leases, including without limitation those listed on Schedule 4.9.
                           ------------

     "Contract Rights" shall mean all of Target's rights under the Contracts.

     "Convertible Notes" shall mean Target's 6% Convertible Promissory Notes having a maturity date of September 1, 2000.

     "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Entity that is binding on any person or its property under applicable law.

     "Effective Date" shall mean the date on which the Certificates of Merger are issued by the Secretary of State of the states of Washington and Delaware.

     "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     "February 29, 2000 Balance Sheet" shall mean the unaudited balance sheet dated February 29, 2000 of Target, prepared by Target and delivered to Subsidiary prior to the date hereof.

     "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, and other tangible personal property owned by Target and used in connection with Target's business, wherever located and including any such Fixtures and Equipment in the possession of any of Target's suppliers, including all warranty rights with respect thereto.

     "Intellectual Property" shall mean the following, including without limitation the items listed on Schedule 4.19: (a) all of Target's patents and
                               -------------
patent applications and registered design and registered design applications, registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks, registered copyrights, copyright applications and unregistered copyrights, technology rights and licenses, computer software (including, without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, URLs and Internet domain names, schematics, franchises, know-how, computer software programs or applications, inventions, designs, specifications, plans, drawings and all other tangible or intangible proprietary rights, information and material; (b) all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Target or any of its employees or agents that are embodied in, derived from or relate to Target's business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to Target's business; and (c) any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind relating to, used in, or derived from the Assets.

     "Inventory" shall mean all of Target's inventory held for resale and all of Target's raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to Target's business, in each case wherever the same may be located.

     "Leasehold Estates" shall mean all of Target's rights as lessee or sublessee under the Leases.

     "Leasehold Improvements" shall mean all leasehold improvements owned by Target and situated in or on any real property subject to a Lease.

     "Leases" shall mean all existing leases and subleases to which Target is a party with respect to the lease of personal or real property, including without limitation those listed on Schedule 4.8.
                           ------------

     "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

     "Material Adverse Effect" or "Material Adverse Change" shall mean with respect to any Party any adverse event, condition, change, circumstance or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, business, results of operations, prospects, assets (including intangible assets), Liabilities or operations or results of operations of such Party or which would materially adversely affect the ability of such Party to consummate the transactions contemplated hereby, or any such event or condition which would, with the passage of time, constitute a Material Adverse Effect or Material Adverse Change.

     "Ordinary Course of Business" or "Ordinary Course" or any similar phrase shall mean the ordinary course of Target's business and consistent with Target's past custom and practice.

     "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of Target's business.

     "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state, local, municipal or foreign government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

     "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign Governmental Entity, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

     "Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     "Warrants" shall mean (a) agreements, rights to subscribe (including any preemptive rights), options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any common stock or other equity securities of Target, and (b) outstanding securities of Target that are convertible into or exchangeable for capital shares or other equity securities of Target.

1.2  Other Defined Terms

     The following terms shall have the meanings defined for such terms in the sections of this Agreement set forth below:

          Agreement..................................   Preamble
          Subsidiary.................................   Preamble
          By-laws....................................   Section 4.1
          CERCLA.....................................   Section 4.28(a)
          Charter....................................   Section 4.1
          Claim......................................   Section 10.4(b)
          Claim Notice...............................   Section 10.4(b)
          Closing....................................   Section 3.1
          Damages....................................   Section 10.4(a)
          Disclosure Schedule........................   Article IV
          Employee Benefit Plan......................   Section 4.20(b)(i)
          Employment Offer Letter....................   Schedule G
          Environmental Law..........................   Section 4.28(a)
          ERISA......................................   Section 4.20(b)(i)

          ERISA Affiliate............................   Section 4.20(b)(ii)
          Escrow Agent...............................   Exhibit A
          Escrow Shares..............................   Exhibit A
          Escrow Fund................................   Exhibit A
          Exchange Agent.............................   Section 2.4
          Financial Statements.......................   Section 4.12
          GAAP.......................................   Section 4.12
          Governmental Entity........................   Section 4.11
          Hazardous Materials........................   Section 4.28(b)
          Indemnified Parties........................   Section 10.4(a)
          Indemnity Escrow Agreement.................   Exhibit A
          Parent.....................................   Preamble
          Parent Common Stock........................   Recitals
          Parent SEC Documents.......................   Section 2.7(d)(ii)
          Parent Stock Options.......................   Section 6.6(c)
          Party......................................   Preamble
          Proposed Acquisition Transaction...........   Section 6.2
          Target Employees...........................   Section 6.5(a)
          Target Shares..............................   Section 2.2
          Third Party Intellectual Property Rights...   Section 4.19(a)
          Transaction Documents......................   Section 4.2

1.3       Knowledge


          Whenever a representation or warranty of Target set forth in this Agreement is qualified by "to the best of Target's knowledge," or a similar phrase, it is intended to refer to those matters which are actually known by the persons listed on Schedule 1.3.
                  ------------

                                   ARTICLE 2


                      THE MERGER AND CONVERSION OF SHARES

2.1       The Merger

          (a)    Transfer of Property and Liabilities. Upon the Effective Date
                 ------------------------------------
(as defined in Section 1.1 hereof) of the merger, the separate corporate
               -----------
existence of Target shall cease; all of the outstanding shares of stock of Target shall be exchanged for and converted into shares of stock of Parent, as hereinafter provided. Upon the filing of this Agreement, certified as to the requisite stockholder approval, with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Washington, the Subsidiary of the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and purposes, and all the property, real and personal, causes of action, and every other asset of Target and shall assume and be liable for all the liabilities, obligations, and penalties of Target, in accordance with RCW 23B.11.060 of the Business Corporation Law of the State of Washington and Section 9 of the General Corporation Law of the State of Delaware.

          (b)    Surviving Corporation. Following the merger, the existence of
                 ---------------------
the Subsidiary shall continue unaffected and unimpaired by the merger, with all the rights, privileges, immunities, and powers, and subject to all the duties and liabilities, of a corporation organized under the laws of the State of Delaware. The Certificate of Incorporation and Bylaws of Subsidiary, as in effect immediately prior to the Effective Date, shall continue in full force and effect, and shall not be changed in any manner by the merger. The directors of Subsidiary immediately prior to the Effective Date shall continue as the directors of the surviving corporation, and the officers of Subsidiary immediately prior to the Effective Date shall continue as the officers of the surviving corporation.

2.2       Conversion of Shares

          Each share of Target Common Stock and Target Preferred Stock issued and outstanding immediately prior to the Effective Date (the "Target Shares") shall, without any action on the part of Subsidiary, Parent or any holder of such shares, be converted by the merger into an amount of Parent Common Stock represented by 210,000 divided by the Target Shares.

2.3       Shares of Subsidiary

          None of the issued shares of Subsidiary shall be converted as a result of the merger, but all of such shares shall remain issued shares of capital stock of the Surviving Corporation.

2.4       Exchange of Certificates

          As promptly as practicable after the Effective Date, each holder of an outstanding certificate or certificates that prior thereto represented shares of Target Common Stock shall surrender the same to ChaseMellon Shareholder Services, L.L.C., exchange agent for all such holders (the "Exchange Agent"), and such holders shall be entitled upon such surrender to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted. Adoption of this Agreement by the shareholders of Target shall constitute ratification of the appointment of such Exchange Agent. Until so surrendered, each outstanding certificate that, prior to the Effective Date, represented Target Common Stock, shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Parent Common Stock into which the shares of Target Common Stock represented thereby prior to such Effective Date shall have been converted. After the Effective Date and until the outstanding certificates formerly representing shares of Target Common Stock are so surrendered, no dividend payable to holders of record of the Parent Common Stock shall be paid to the holders of such outstanding Target certificates in respect thereof. Upon surrender of such outstanding certificates, however, there shall be paid to the holders of the certificates for Parent Common Stock issued in exchange therefor the amount of dividends, if any, that theretofore became payable with respect to such full shares of Parent Common Stock, but that have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends. The holder of a fractional share interest, as such, shall only be entitled to receive a cash distribution as provided in
Section 2.5 and shall not be entitled to any dividends, or to any distribution
-----------
in the event of a liquidation, or to any voting or other privileges of a shareholder of Parent in respect of such fractional share interest.

2.5       Fractional Shares

          Fractional shares of Parent Common Stock will not be issued. The Exchange Agent will hold for the account of each holder of a certificate or certificates formerly representing shares of Target Common Stock who would otherwise be entitled to receive a fractional interest in a share of Parent Common Stock, and upon surrender of such certificate or certificates shall deliver to such holder (together with certificates representing the number of whole shares of Parent Common Stock to which he is entitled), a cash distribution in lieu of such fractional share in the amount obtained by multiplying such fraction by $40.10.

                                   ARTICLE 3

                                    CLOSING
                                    -------

3.1       Closing

          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Carney Badley Smith & Spellman, Seattle, WA 98104, commencing at 10:00 a.m. local time on the Closing Date.

     3.2  Conveyances at Closing

          (a)    Consents. Subject to Section 9.2 of this Agreement, Target
                 --------             -----------
shall deliver all Permits and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement.

          (b)    Target's Deliveries. To effect the merger referred to in
                 -------------------
Section 2.1 of this Agreement, upon the terms and subject to the conditions
-----------
contained herein, at the Closing Target shall duly execute and deliver to
Subsidiary:

                 (i) all certificates and documents necessary to satisfy the filing requirements of the states of Washington and Delaware;

                 (ii) executed form of Indemnity - Escrow Agreement as set forth on Exhibit A;
         ---------

                 (iii) executed form of Registration Rights Agreement as set forth on Exhibit B;
         ---------

                 (iv) form of Opinion of Counsel to Target as set forth on Exhibit D;
---------

                 (v) form of Tax Representations of Target as set forth on Exhibit F;
---------

                 (vi) such other instruments as shall be requested by Subsidiary necessary to complete the transactions contemplated by this Agreement; and

                 (vii) Covenants not to compete for two years incorporated into Employment Agreements with Mitchell Gold, M.D., Patrick Angelel and into a Consulting Agreement with Edward M. Boyle, Jr., M.D., each in a form acceptable to the respective individual and the Parent.

          (c)    Subsidiary's Deliveries to Target. Upon the terms and subject
                 ---------------------------------
to the conditions contained herein, at the Closing, Subsidiary shall duly execute and deliver to Target:

                 (i) all certificates and documents necessary to satisfy the filing requirements of the states of Washington and Delaware;

                 (ii) executed form of Registration Rights Agreement as set forth on Exhibit B;
         ---------
                 (iii) form of Opinion of Counsel to Subsidiary and Parent as set forth on Exhibit C;
             ---------

                 (iv) form of Tax Representations of Subsidiary as set forth on Exhibit E; and
   ---------

                 (v) such other instruments as shall be requested by Target necessary to complete the transactions contemplated by this Agreement.

          (d)    Form of Instruments. To the extent that a form of any document
                 -------------------
to be delivered hereunder is not attached as an exhibit to this Agreement, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Subsidiary.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF TARGET
                   ----------------------------------------

     Target hereby represents and warrants to Subsidiary that, except as otherwise set forth in the Disclosure Schedule (the "Disclosure Schedule") delivered by Target to Subsidiary as of the date hereof (which shall list any exceptions by specific reference to the applicable section and subsection of this Article IV), the representations and warranties set forth in this Article
     ----------                                                        -------
IV are, as of the date hereof, and will be, as of the Closing Date, true and
--
correct:

4.1       Organization of Target

          Target is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Washington. Target is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Target. Target has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Target has furnished to Subsidiary true and complete copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter "Charter" and "By-laws," respectively). Target is not in default under or in violation of any provision of its Charter or By-laws, each as amended to date. Target does not have any direct or indirect subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization.

4.2       Capitalization

          As of the date hereof, the authorized capital stock of Target consists of (i) 15,000,00 shares of Target Common Stock of which 3,450,000 shares of Target Common Stock are issued and outstanding, and 1,000,000 shares of Target Common Stock are reserved for future issuance pursuant to outstanding employee stock options or other outstanding stock options, and (ii) 5,000,000 shares of preferred stock, of which 806,122 shares are designated and known as "Series A-1 Preferred Stock", all of which are issued and outstanding, and of which 1,001,896 shares are designated and known as "Series A-2 Preferred Stock", 690,960 of which are issued and outstanding. Certain holders of Series A-2 Preferred Stock hold warrants to purchase an aggregate of 310,932 shares of Series A-2 Preferred Stock outstanding as of the date of this Agreement. Target has granted stock options to employees and consultants pursuant to qualified stock options plans to purchase an aggregate of approximately 975,000 (subject to adjustment for cashless exercise) shares of Target Common Stock as of the date of this Agreement. All of the outstanding shares of Target Common Stock and Target Preferred and all shares to be issued pursuant to the warrants and the stock option plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

4.3       Authorization

          Target has all requisite corporate power and authority to execute and deliver this Agreement and the other documents, agreements, certificates and other instruments to be executed, delivered and performed in connection with the transactions contemplated by this Agreement (collectively the "Transaction Documents") to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents to which Target is a party and the performance by Target of its obligations hereunder and thereunder, and the consummation by Target of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Target. Each of this Agreement and the other Transaction Documents has been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery by Subsidiary and Parent, constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

4.4       Absence of Certain Changes or Events

          Except as disclosed on Schedule 4.4, since February 29, 2000, Target
                                 ------------
has conducted its business in the Ordinary Course, including, without limitation, so as to preserve intact Target's business, to keep available to Subsidiary the services of Target's employees and to preserve the goodwill of Target's customers and others having business relations with Target, and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any Material Adverse Effect (as defined) on Target. Since February 29, 2000,
Target:

          (a) has not created, incurred or assumed (i) any borrowings under capital leases, or (ii) any obligations which in any material way affect Target's business, the Assets or Subsidiary's ability to conduct Target's business in substantially the same manner and condition as conducted by Target on the date of this Agreement;

          (b) has not changed in any manner the compensation of, or agreed to provide additional benefits to, or enter into any employment agreement with, any employee;

          (c) has maintained insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Assets;

          (d) has not acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Target's business;

          (e) has not sold, disposed of or encumbered any of the Assets or licensed any Assets to any third party except for the sale of Inventory in the normal course of business consistent with past practice;

          (f) has not engaged in any special promotion which promotes the sale of Inventory with highly discounted terms;

          (g) has not entered into any agreements or commitments relating to the business conducted with the Assets, except on commercially reasonable terms in the Ordinary Course of Business;

          (h) has complied in all material respects with all laws and regulations applicable to Target's business;

          (i) has not entered into any agreement with any third party for the distribution of any of the Assets;

          (j) has not changed or announced any change to the products or services sold by Target's business except with Subsidiary's written consent or at Subsidiary's request;

          (k) has not expanded the use of the Assets within the organization of Target;

          (l) has not violated, amended or otherwise changed in any way the terms of any of the Contracts;

          (m) has not commenced a lawsuit related to or involving the Assets other than (i) for the routine collection of bills; or (ii) for a breach of this Agreement;

          (n) has not assigned, sold or otherwise conveyed to any third party, any of its accounts receivable prior to the Closing Date; or

          (o)    made any agreement to do any of the foregoing.

4.5       No Undisclosed Liabilities

          Except as disclosed on Schedule 4.5, Target has no liability (whether
                                 ------------
known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for: (a) liabilities accrued or reserved against on the February 29 Balance Sheet; (b) liabilities which have arisen since February 29, 2000, in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period; and
(c) liabilities incurred in the Ordinary Course of Business which are consistent with past practice and are not required by GAAP to be reflected on a balance sheet.

4.6       Assets

          Target has and will transfer good and marketable title, license to or leasehold interest in the Assets and upon the consummation of the transactions contemplated hereby, Subsidiary will acquire good and marketable title, license to or leasehold interest in all of the Assets, free and clear of any Encumbrances. The Assets include without limitation all assets necessary for the conduct of Target's business as presently conducted and as presently proposed to be conducted. Schedule 4.6 contains an accurate list and summary
                           ------------
descriptions of all tangible Assets. None of the Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement. All tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the Ordinary Course of Business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation. Except as provided in this Agreement, or as disclosed on Schedule 4.5, no restrictions
                                               ------------
will exist on Subsidiary's right to sell, resell, license or sublicense any material Assets or engage in Target's business, nor will any such restrictions be imposed on Subsidiary as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

4.7       Owned Real Property.

          Target does not own any real property.

4.8       Leased Property

          (a)    Schedule 4.8(a)  lists all Leases.  Target has delivered to
                 ---------------
Subsidiary correct and complete copies of such Leases (as amended to date). With respect to each Lease:

                 (i) such Leases are legal, valid, binding, enforceable and in full force and effect with respect to Target and, to Target's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing, in each case except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

                 (ii) Target and, to Target's knowledge, no other party to any Lease is in breach or default thereunder and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (iii) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

                 (iv) Target has not assigned, transferred, conveyed, mortgaged, deeded in trust or imposed or granted any Encumbrance on any interest in the Leasehold Estate;

                 (v) Target enjoys peaceful and undisturbed possession of all the property subject to such Lease, subject to the rights of the fee owners; and

                 (vi) No violation of any law, regulation or ordinance (including without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to Target's business or any Asset currently exists or has existed at any time except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target's business or the Assets. There are no developments affecting any of the Assets pending or, to the knowledge of Target threatened, which might materially detract from the value of such Assets, materially interfere with any present or intended use of any such Assets or have a Material Adverse Effect on the marketability of the Assets.

4.9       Material Contracts

          (a)    Schedule 4.9(a) sets forth a complete and accurate list of the
                 ---------------
all Contracts that are material to Target's business, including without limitation the following:

                 (i) Contracts involving more than $10,000 over the term of the Contract, not entered into in the Ordinary Course of Business or that cannot be canceled without penalty or further payment of less than $10,000;

                 (ii) Contracts for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services: (i) which call for performance by Target over a period of more than one year (excluding end users' contracts); (ii) which involve more than the sum of $10,000; or (iii) in which Target has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                 (iii) Contracts relating to (A) the establishment of a partnership or joint venture, (B) distribution, franchise, license, technical assistance, support service, maintenance, sales, commission, consulting, agency or advertising in connection with the Assets or Target's business, including any commitment by Target to any third party with respect to any of the foregoing for more than one year from the date of this Agreement, (C) options with respect to any property, real or personal, whether Target shall be the grantor or grantee thereunder, (D) commission arrangements with third parties, and (E) confidentiality or non-competition or any other agreement limiting the freedom of Target or any officer, director, shareholder or Affiliate of Target, to engage in any line of business or compete with any person other than Target (including a list of all parties to such agreements);

                 (iv) Employment contracts and severance agreements, including, without limitation, Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Target or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Subsidiary or Target any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                 (v) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, pursuant to which Target has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Liabilities (including capitalized lease obligations) involving more than $5,000 or under which it has granted or imposed (or may grant or impose) an Encumbrance on any of its assets, tangible or intangible; and

          (b) Target has delivered to Subsidiary a correct and complete copy of each Contract (as amended to date) listed in Schedule 4.9(a). With respect to
                                                ---------------
each Contract so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target and, to Target's knowledge the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to each other party thereto, in each case except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and does not require the consent of any party to the transactions contemplated hereby except as disclosed on
Schedule 4.9(b); and (iii) Target is not in breach or default, to Target's
---------------
knowledge, no other party thereto is in breach or default, and, to Target's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. Target is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed on Schedule 4.9(a). There are no outstanding
                                  ---------------
powers of attorney executed on behalf of Target.

          (c) To the best of Target's knowledge, each of the products and services produced, sold or provided by Target in connection with Target's business is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with the sale of such product or service. Except as set forth on Schedule 4.9(c), there is no material design
                                 ---------------
defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use. To the best of Target's knowledge Target has committed no act, and there has been no omission, which may result in, and to Target's knowledge there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Target, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date.

4.10      Permits

          Schedule 4.10 sets forth a complete list of all Permits used in the
          -------------
operation of Target's business or otherwise issued to or held by Target. Target has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of its business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances. The Permits listed on Schedule 4.10 are the only Permits that
                                         -------------
are required for Target to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on Target. Each such Permit is in full force and effect (and will continue in full force and effect following the Closing) and Target is not in default, nor has it received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Target or any Affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Target owns, possesses or uses.

4.11      No Conflict or Violation

          Except as provided in Schedule 4.11, subject to compliance with the
                                -------------
applicable requirements of the Securities Act and any applicable state securities laws, neither the execution and delivery of this Agreement and the other Transaction Documents by Target, nor the consummation by Target of the transactions contemplated hereby or thereby, will: (a) upon receipt of required shareholder approval, conflict with or violate any provision of the Charter or By-laws of Target; (b) require on the part of Target any filing with, or any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, Lease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other arrangement to which Target is a party or by which Target is bound or to which any of the Assets is subject; (d) result in the imposition of any Encumbrance upon any of the Assets; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Target or any of the Assets. No notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity (except as disclosed in Schedule 4.9(b) and except for approval
                                         ---------------
by Target's Shareholders), is required to be made or obtained by Target in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

4.12      Financial Statements

          Target has delivered to Subsidiary (a) the unaudited balance sheets and statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1998 and December 31, 1999, and (b) the February 29 Balance Sheet and the unaudited statement of operations and statement of cash flows as of and for the two months ended February 29, 2000. Except as disclosed on Schedule 4.12, to the best of Target's knowledge, such financial statements
   -------------
(collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, Liabilities, results of operations and cash flows of Target as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Target, provided, however, that the Financial Statements referred to in clause (b) above are subject to normal and recurring year-end adjustments (which will not in the aggregate be material).

4.13      Books and Records

          Target has made and kept in accordance with good business and bookkeeping practices (and given Subsidiary access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect in all material respects the assets, Liabilities, business, financial condition and results of operations of Target. The minute books and similar records of Target accurately and adequately reflect all material actions taken by the shareholders, board of directors and committees of the board of directors of Target at any meetings thereof, and of all written consents executed in lieu of a meeting, through the date of this Agreement.

4.14      Litigation

          To the best of Target's knowledge, there is no Action pending, threatened or anticipated (a) against, related to or affecting (i) Target, its business or the Assets (including with respect to Environmental Laws), (ii) any officers or directors of Target as such, or (iii) any shareholder of Target in such shareholder's capacity as a shareholder of Target; (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement; (c) that involve the risk of criminal liability; or (d) in which Target is a plaintiff, including any derivative suits brought by or on behalf of Target.

4.15      Employees; Labor Matters

          Target has provided to Subsidiary a written list of all full-time employees of Target, along with the position, the current rate of compensation of each such person on an annual basis, commissions and bonuses. Except as set forth in Schedule 4.15(a) or as provided by law, the employment of all persons
         ----------------
presently employed or retained by Target is terminable at will. Each such employee has entered into a confidentiality/non-competition/assignment of inventions agreement with Target, which has previously been delivered (or copies thereof having been made available) to Subsidiary. Except for these confidentiality/non-competition/assignment of inventions agreements, there are no written or oral contracts of employment between Target and any of its employees. Neither the execution nor the delivery of this Agreement, nor the carrying on of Target's business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. Except as provided in Schedule
                                                                      --------
4.15(b), it is currently not necessary nor will it be necessary for Target to
-------
utilize in Target's business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Target, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Target, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the best of Target's knowledge, no key employee or group of employees has informed Target of any plans to terminate employment with Target within the next six (6) months. Target is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against Target under any workers compensation plan or policy. There are no proceedings pending or, to the knowledge of Target, threatened, between Target and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on Target. Target has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in his or her employment agreements with Target.

4.16      Compliance with Law

          To the best of Target's knowledge, Target and the conduct and operations of its business have not violated and are in compliance with all Regulations and Court Orders which (a) affect or relate to this Agreement or the transactions contemplated hereby or (b) are applicable to Target or its business or the Assets, except for any violation of or default which would not reasonably be expected to have a Material Adverse Effect on Target. Target has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and Target is not aware of any existing circumstances which are likely to result in a violation of any of the foregoing which failure or violation would reasonably be expected to have a Material Adverse Effect on Target. There is no agreement, judgment, injunction, order or decree binding upon Target which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target as currently contemplated by Target, any acquisition of property of Target or the conduct of Target's business as currently conducted or as proposed to be conducted.

4.17      No Brokers

          Neither Target nor its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Subsidiary or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement, except as disclosed on Schedule 4.17.
                                  -------------

4.18      No Other Agreements to Sell the Assets

          Neither Target nor its officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Subsidiary to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the Ordinary Course of Business), to sell or effect a sale of any capital stock of Target, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Target, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

4.19      Intellectual Property

          (a)    Schedule 4.19(a) lists (i) all Intellectual Property owned by
                 ----------------
Target or used in its business, and the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed; (ii) all written licenses, sublicenses and other agreements to which Target is a party and pursuant to which any person is licensed under any Intellectual Property rights of Target, except such licenses, sublicenses or other agreements with end-users that grant non-exclusive rights to use a product of Target in accordance with Target's unmodified standard form of end-user license agreement; (iii) all written licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is licensed under any third party Intellectual Property, including software ("Third Party Intellectual Property Rights") which are necessary for the business of Target or which are required to allow Target to sell or market any existing product or provide any existing service of Target, excluding packaged commercially available licensed software programs sold to the public; and (iv) all written agreements or other arrangements under which Target has provided or agreed to provide source code of any product of Target to any third party. Target has made available to Subsidiary correct and complete copies of all such Intellectual Property and other documents set forth on Schedule 4.19(a). Target is not a party to any oral license, sublicense or
   ----------------
agreement which, if reduced to written form, would be required to be listed on

Schedule 4.19(a) pursuant to the terms of this Section 4.19(a).  Target owns, or
----------------                               ---------------
has a license thereto from the owner to use, all Intellectual Property necessary, to Target's knowledge, to conduct its business as currently conducted or presently proposed to be conducted.

          (b) With respect to each item of Intellectual Property that Target owns: (i) subject to such rights as have been granted by Target under license agreements entered into by Target (copies of which previously have been delivered to Subsidiary), Target possesses all right, title and interest in and to such item (free and clear of any liens or encumbrances) and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) except as described in Section 4.19(c), and
                                                           ---------------
(ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction.

          (c)    With respect to each item of Third Party Intellectual Property
Rights: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Target, and to Target's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) Target is not in material breach or default under, and to Target's knowledge, no other party is in material breach or default under, any such license or other agreement and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; (iii) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Target is a party or has been specifically named, nor to Target's knowledge subject to any other outstanding judgment, order, decree, stipulation, or injunction; and (iv) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement.

          (d) Target (i) has not been served in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party (ii) has not received any notice alleging any such claim of infringement or misappropriation, and (iii) is not aware of any basis for any such claim. Target has previously delivered to Subsidiary correct and complete copies of all such suits, actions or proceedings or written notices to the extent Target is not prohibited from disclosing the same under applicable court orders. The manufacturing, marketing, licensing or sale of the products or service offerings of Target do not currently materially infringe, and have not within the past four years materially infringed, any Intellectual Property right of any third party; and the Intellectual Property rights of Target are not being infringed by activities, products or services of any third party.

          (e) To the best of Target's knowledge, the execution and delivery of this Agreement by Target, and the consummation of the transactions contemplated hereby, will neither cause Target to be in violation or default under any license, sublicense or agreement, nor terminate nor modify nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, nor limit in any way Target's ability to conduct its business or use or provide the use of the Intellectual Property or Third Party Intellectual Property Rights.

          (f) To the best of Target's knowledge, Target has taken reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and its property rights in, all Intellectual Property. All officers, employees and consultants of Target who have access to proprietary information or Intellectual Property have executed and delivered to Target an agreement regarding the protection of proprietary information and the assignment to Target of all Intellectual Property arising from the services performed for Target by such persons. No current or prior officers, employees or consultants of Target have made any written claim to any ownership interest in any Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to Target, or otherwise. Except as set forth in
Schedule 4.19(f), to Target's
----------------
knowledge all of the Intellectual Property has been developed by employees of Target within the scope of their employment.

          (g) To the best of Target's knowledge, Target has the right, title and interest in and to all software development tools, used by it in the development of any of the computer software included in the Intellectual Property, excluding packaged commercially available licensed software programs, operating systems and development tools sold or made available to the public.

          (h) As of the date hereof, there are no defects in Target's commercially available software products, and there are no errors in any documentation, specifications, manuals, user guides, promotional material, technical documentation, drawings, flow charts, diagrams, source language statements, and demo disks related to, associated with or used or produced in the development of Target's commercially available software products, which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the value of such software products or make them unsuitable for their intended purpose. Target's commercially available products operate as represented in the specifications, manuals, user guides, promotional materials and demo disks for such products, except where the failure to so operate would not have a Material Adverse Effect on the value of such products or make them unsuitable for their intended purpose. For all products sold by Target since its inception, the occurrence in or use by the commercially available products of dates on or after January 1, 2000 (the "Millennial Dates") will not adversely affect the performance of the software with respect to date dependent data, computations, output or other functions (including, without limitation, calculating, computing and sequencing) and the software will create, sort and generate output data related to or including Millennial Dates without errors or omissions, provided, however, in each case, each software or hardware product used in conjunction with the computer software products are also able to create, generate, sort, output and otherwise process Millennial Dates.

          (i)    Except as set forth on attached Schedule 4.19(c), no government
                                                 ----------------
funding or university or college facilities were used in the development of Target's commercially available products and the software was not developed pursuant to any contract or other agreement (except employment agreements) with any person or entity.

4.20      Employee Benefit Plans.

          (a)    Schedule 4.20(a) contains a complete and accurate list of all
                 ----------------
Employee Benefit Plans maintained, or contributed to, by Target, or any ERISA Affiliate. Complete and accurate copies of: (i) all Employee Benefit Plans which have been reduced to writing; (ii) written summaries of all unwritten Employee Benefit Plans; (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) the most recent determination letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan which is a pension plan (as defined in Section 3(2) of ERISA), have been made available to Subsidiary. Each Employee Benefit Plan has been administered in accordance with its terms and each of Target and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto within the timeframes required by applicable law and the terms of such Employee Benefit Plans. Target and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA, the Code and the regulations thereunder, except for any such failures that are not reasonably expected to result in a Material Adverse Effect.

          (b)    For purposes of this Agreement:

                 (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

                 (ii) "ERISA Affiliate" means any entity which is a member of: (A) a controlled group of corporations (as defined in Section 414(b) of the Code); (B) a group of trades or businesses under common control (as defined in
Section 414(c) of the Code); or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the
Code), any of which includes Target.

          (c) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability to Target.

          (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified as of the date hereof and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked and revocation has not been threatened, and no fact exists which could adversely affect the qualified status of any such plan.

          (e) Neither Target nor any ERISA Affiliate has ever maintained or been obligated to contribute to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. Neither Target nor any plan fiduciary of any Employee Benefit Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction" as defined in Section 4975(c)(1) of the Code. Target has never been assessed any civil penalty under
Section 502(l) of ERISA.

          (f) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (g)    Schedule 4.20(g) discloses each: (i) agreement with any
                 ----------------
director, executive officer or other key employee of Target (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Target of the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Target that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding Target, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

4.21      Transactions with Certain Persons

          Except as reflected in Schedule 4.21, no Affiliate of Target is, or
                                 -------------
within the past five (5) years has been, a party to any transaction with Target relating to Target's business, including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by,
(b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of Target) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner. No Affiliate of Target owns any property or right, tangible or intangible, which is used in Target's business, has any claim or cause of action against Target; or owes any money to Target.

4.22      Tax Matters

          (a) Target has timely filed with the appropriate taxing authorities all Tax Returns (including, without limitation, information returns and other material information) required to be filed through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date. The Tax Returns and other information filed were complete and accurate in all respects. Except as specified in Schedule 4.22(a), neither Target, nor any
                                      ----------------
group of which Target now or was a member, has requested any extension of time within which to file Tax Returns (including, without limitation, information returns) in respect of any Taxes. Target has delivered to Subsidiary complete and accurate copies of

Target's federal, state and local Tax Returns filed, examination reports and statements of deficiencies assessed against or agreed to by Target since inception.

          (b) All Taxes in respect of periods beginning before the Closing Date have been timely paid prior to the Closing, or will be timely paid by Target, or an adequate reserve has been established therefor set forth on the February 29 Balance Sheet and Target does not have any Liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes attributable to the period January 1, 2000 through the Closing Date are attributable to the conduct by Target of its operations in the Ordinary Course of Business. Target has no actual or, to its knowledge, potential liability for any Tax obligation of any taxpayer other than Target.

          (c)    Except as set forth in Schedule 4.22(c), the federal income Tax
                                        ----------------
Returns of Target have been filed with the Internal Revenue Service for all periods to and including those set forth in the Disclosure Schedule, and except to the extent shown therein, no material deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other Governmental Entity against Target. Except as set forth in Schedule 4.22(c), there are no pending, or, to
                                ----------------
the best of Target's knowledge, threatened or contemplated, examinations or audits of any Tax Returns of Target, and there are no matters under discussion with any Governmental Entity with respect to Taxes that in the reasonable judgment of Target, or its counsel, is likely to result in a material additional Liability for Taxes. Target has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

          (d) None of the Assets (i) is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (iii) is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

          (e) Target (i) is not a person other than a United States person within the meaning of the Code, (ii) is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), and (iii) is not a party to any Tax allocation or sharing agreements.

          (f) All Taxes that Target is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which Target is maintaining reserves adequate for their payment. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code or of Subchapter A of Chapter 3 of the Code.

          (g) No agreement or arrangement regarding compensation of any employee providing services to Target's business provides for any payments which could result in a nondeductible expense to the Subsidiary pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

4.23      Insurance

          Schedule 4.23 lists each insurance policy (including fire, theft,
          -------------
casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Schedule 4.23
                                                               -------------
lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing. Except as reflected on Schedule
                                                                     --------
4.23, Target is not in breach or default (including with respect to the payment
----
of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and Target has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Target has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. Target is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

4.24      Accounts Receivable

          The accounts receivable set forth on the February 29 Balance Sheet, and all accounts receivable arising since February 29, 2000, represent bona fide claims of Target against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the Ordinary Course of Business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the February 29 Balance Sheet and, in the case of accounts receivable arising since February 29, 2000, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the February 29 Balance Sheet.

4.25      Inventory

          The Inventory as set forth on the February 29 Balance Sheet or arising since February 29, 2000 was acquired and has been maintained in accordance with the regular business practices of Target, consists of new and unused items of a quality and quantity usable or saleable in the Ordinary Course of Business, and is valued at reasonable amounts based on the normal valuation policy of Target at prices equal to the lower of cost or market value on a first-in-first-out basis. None of such Inventory is obsolete, unusable, slow-moving, damaged or unsalable in the Ordinary Course of Business, except for such items of Inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the February 29 Balance Sheet.

4.26      Payments

          Neither Target nor, to Target's knowledge, any director, officer, agent, or employee of Target or any other person or entity associated with or acting for or on behalf of Target, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services: (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Target or any of its Affiliates; or (iv) in violation of any Regulation, or (b) established or maintained any fund or asset that has not been recorded in the Books and Records.

4.27      Customers and Suppliers

          Schedule 4.27 sets forth all customers of Target which individually
          -------------
accounted for more than ten percent (10%) of Target's gross revenues during the twelve (12) month period preceding the date hereof. As of the date hereof, except as set forth on Schedule 4.27, no customer or supplier of Target has
                       -------------
canceled or otherwise terminated, or indicated either orally or in writing to Target that it will cancel or otherwise terminate, its relationship with Target or decrease materially its services or supplies to Target or its purchase or usage of Target's services or products, as the case may be.

4.28      Environmental Matters

          (a) Target is, and at all times has been, in compliance with all applicable Environmental Laws. There is no pending or, to Target's knowledge, threatened civil or criminal litigation, notice of violation, formal administrative proceeding, or, to the knowledge of Target, any investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Target. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to:
(i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or toxic or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants or contaminants; (v) the protection of wild life, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and
(ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous substances or oil or petroleum products or toxic or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

          (b) Target has not released any Hazardous Materials into the environment at any parcel of real property or any facility during the time when such real property or facility was leased, operated or controlled by Target. Target is not aware of any other releases of Hazardous Materials that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by Target. For purposes of this Agreement, "Hazardous Materials" means any pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

          (c) Target is not aware of any environmental reports, investigations and audits relating to premises currently or previously leased or operated by Target (whether conducted by or on behalf of Target or a third party, and whether done at the initiative of Target or directed by a Governmental Entity or other third party) being issued or conducted during the past five (5) years.

4.29      Material Misstatements Or Omissions

          No representations or warranties of Target in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Subsidiary pursuant hereto, or in connection with the transactions contemplated hereby, including, without limitation, the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Target has disclosed all events, conditions and facts materially affecting its business, prospects and financial condition. Disclosures on one schedule are deemed disclosures as to any other schedule to which the subject matter relates.

4.30      Warranties and Indemnities

          Attached as Schedule 4.30 are copies of all material agreements in
                      -------------
which Target has made warranties and indemnities, express or implied, relating to products sold or services rendered by Target, and no warranty or indemnity has been given by Target which is not listed on Schedule 4.30 or which differs
                                                -------------
therefrom in any respect. Target is in compliance with all warranties described in Schedule 4.30. Schedule 4.30 also indicates all warranty and indemnity
   -------------   -------------
claims currently pending against Target.

                                   ARTICLE 5


                  REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY

     Subsidiary hereby represents and warrants, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct, to Target as follows:

5.1       Organization and Qualification

          Each of Subsidiary and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Subsidiary and Parent Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Subsidiary and Parent Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each of Subsidiary and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect.

5.2       Capitalization

          As of the date hereof, the authorized capital stock of Parent consists of (i) 28,000,000 shares of Parent Common Stock of which 10,685,415 shares of Parent Common Stock are issued and outstanding, and 2,290,423 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding employee stock purchase plans, employee stock options or director stock options, and (ii) 3,000,000 shares of undesignated preferred stock, par value $.001 per share, of which none are issued or outstanding. Parent has warrants to purchase an aggregate of 360,445 shares of Parent Common Stock outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Purchase Price will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

5.3       Authorization of Agreement

          Each of Subsidiary and Parent has all requisite corporate power and authority to execute and deliver the Transaction Documents and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Subsidiary and Parent of the Transaction Documents and each instrument required hereby to be executed and delivered by it at the Closing, the performance of obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Subsidiary and Parent and no other corporate proceedings on the part of Subsidiary or Parent are necessary to authorize the Transaction Documents or to consummate the transactions contemplated hereby. The Transaction Documents have been duly executed and delivered by Subsidiary and Parent and, assuming due authorization, execution and delivery hereof by the Company, constitute legal, valid and binding obligations of Subsidiary and Parent, enforceable against Subsidiary and Parent in accordance with their terms, in each case except to the extent that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No other corporate proceedings are required by Subsidiary and Parent other than the approval of the Board of Directors of Subsidiary and Parent.

5.4       Approvals

          The execution and delivery of the Transaction Documents or any instrument required by the Transaction Documents to be executed and delivered by Subsidiary and/or Parent at the Closing do not, and the performance by Subsidiary and Parent of their respective obligations under the Transaction Documents or any instrument required by the Transaction Documents to be executed and delivered by Subsidiary at the Closing shall not require Subsidiary or Parent to obtain any consent, approval, authorization, license, waiver, qualification, order or permit of, observe any waiting period imposed by, or require Subsidiary or Parent to make any filing with or notification to, any Governmental Entity, except for (A) compliance with applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") or blue sky laws, (B) the filing of appropriate documents as required by the NASDAQ or (C) where the failure to obtain such consent, approvals, authorizations, licenses, waivers, qualifications, orders or permits, or to make such filings or notifications, would not have, in the aggregate, a Material Adverse Effect.

5.5       No Violation

          Assuming effectuation of all filings, notifications, and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits or orders of Governmental Entities set forth in Section
                                                                       -------
5.4(A) or (B) above, the execution and delivery by Subsidiary and Parent of the
-------------
Transaction Documents or any instrument required by the Transaction Documents to be executed and delivered by Subsidiary and Parent at the Closing do not, and the performance of the Transaction Documents by Subsidiary and Parent of their respective obligations under the Transaction Documents or any instrument required by the Transaction Documents to be executed and delivered by Subsidiary and Parent at the Closing will not (i) conflict with or violate the Certificate of Incorporation or By-laws of Subsidiary or Parent, (ii) conflict with or violate any law, order or regulation in each case applicable to Subsidiary or Parent or by which their respective properties are bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Subsidiary or Parent is a party or by which Subsidiary or Parent or any of their respective properties are bound or affected, except in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (a) individually, or in the aggregate, have a Material Adverse Effect or (b) prevent or materially impair or delay the consummation of the Merger.

5.6       Reports

          (a) As of the date of this Agreement, Parent has timely filed all reports and schedules required to be filed with the SEC (collectively, the "Parent SEC Reports") pursuant to the Exchange Act and the regulations promulgated thereunder. The Parent SEC Reports were prepared in accordance, and complied as of their respective dates in all material respects, with the requirements of the Exchange Act and the regulations promulgated thereunder and did not as of their respective dates (or if amended by a filing prior to the date hereof, then as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof.

          (b) The consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (i) complied in all material respects with applicable accounting requirements and the published regulations with respect thereto, (ii) were prepared in accordance with GAAP (except in the case of interim balance sheets, as permitted by Regulation S-X promulgated by the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto), and (iii) fairly present the consolidated financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

5.7       Absence of Certain Changes or Events

          Since February 29, 2000, Parent has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and, since such date, there has not occurred any event, development or change which, individually or in the aggregate, has resulted in or is reasonably likely to result in a Material Adverse Effect.

5.8       Absence of Litigation

          Except as set forth in the Parent SEC Reports, there is no litigation pending, or to Subsidiary's or Parent's knowledge, threatened against the Subsidiary or Parent, that have or would have a Material Adverse Effect on Subsidiary or Parent. Neither Subsidiary nor Parent is subject to any outstanding claim or order other than as set forth in the Parent SEC

Reports, which, individually or in the aggregate, has, or in the future might have, a Material Adverse Effect on the business or results of operations of Subsidiary or Parent.

                                   ARTICLE 6


                  COVENANTS OF TARGET, PARENT AND SUBSIDIARY
                   ------------------------------------------

          Target, Parent and Subsidiary each covenant with the other as follows:

6.1       Further Assurances

          Upon the terms and subject to the conditions contained herein, the Parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) at the reasonable request of another Party, to execute and deliver any documents, instruments or conveyances of any kind which may be necessary, proper or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the Parties agree to use their respective commercially reasonable best efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Subsidiary; provided, however that Subsidiary shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to give all notices to, and make all registrations and filings with third parties and Governmental Entities as may be required with respect to Target or Subsidiary in connection with the transactions contemplated by this Agreement, and (D) to fulfill all conditions to this Agreement.

6.2       No Solicitation

          From the date hereof through the Closing or the earlier termination of this Agreement, Target shall not, and shall cause its shareholders and Representatives (including, without limitation, investment bankers, attorneys and accountants) to not, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage the submission of, or respond to any inquiries or proposals by, any person or entity (other than Subsidiary and its Representatives), concerning any sale of all or any portion of the Assets of Target's business, or of any shares of capital stock of Target, or any merger, consolidation, liquidation, dissolution or similar transaction involving Target (each such transaction being referred to herein as a "Proposed Acquisition Transaction"), or (ii) participate in any negotiations with, or furnish any non-public information concerning Target or its business, properties or assets to, any person or entity (other than Subsidiary and its Representatives). Target hereby represents that it is not now engaged in discussions or negotiations with any party other than Subsidiary with respect to any Proposed Acquisition Transaction. Target shall notify Subsidiary promptly (orally and in writing) if any offer, or any inquiry or contact with any person with respect thereto, is made and shall provide

Subsidiary with a copy of such offer (if in writing) and shall disclose to Subsidiary all details of any inquiries, discussions or negotiations of the nature described in this Section 6.2. Target agrees not to release any third
                         -----------
party from, or waive any provision of, any confidentiality or standstill agreement to which Target is a party.

6.3       Notification of Certain Matters

          (a) From the date hereof through the Closing, Target shall give prompt notice to Subsidiary of the occurrence, or failure to occur, of any event which would (a) cause any representation or warranty of Target contained in this Agreement (including the Disclosure Schedule) that is qualified as to materiality or Material Adverse Effect to be untrue or inaccurate or any representation or warranty that is not so qualified to be untrue or inaccurate in any material respect, or (b) constitute or result in a default or breach by Target or any of its Affiliates of any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Target shall promptly notify Subsidiary of any default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be likely to have a Material Adverse Effect on Target.

          (b) From the date hereof through the Closing, Subsidiary shall give prompt notice to Target of the occurrence, or failure to occur, of any event which would (a) cause any representation or warranty of Subsidiary contained in this Agreement that is qualified as to materiality or Material Adverse Effect to be untrue or inaccurate or any representation or warranty that is not so qualified to be untrue or inaccurate in any material respect, or (b) constitute or result in a default or breach by Subsidiary or any of its Affiliates of any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Subsidiary shall promptly notify Target of any default or the threat or commencement of any Action.

6.4       Access; Investigation by Subsidiary

          Target shall, and shall cause its officers, directors, employees and agents to, afford Subsidiary and its Affiliates and Representatives, upon reasonable notice, full and complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records, Contracts and Leases of Target, and shall furnish Subsidiary all financial, accounting, personnel, operating and other data and information (subject to applicable confidentiality obligations of Target) as Subsidiary or its Affiliates or Representatives, may reasonably request, including, promptly upon request, furnishing an unaudited balance sheet and the related statements of income, retained earnings and cash flow to Subsidiary for each month from the date hereof through the Closing Date which financial statements shall be true and correct and in accordance with the Books and Records and shall accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with GAAP consistently applied as disclosed on Schedule 4.12.
             -------------

6.5       Conduct of Business

          Except as contemplated by this Agreement, from the date hereof through the Closing, Target shall operate its business in the Ordinary Course of Business in compliance with all applicable Regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, and shall not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, from the date hereof through the Closing, Target shall not, except as specifically contemplated by this Agreement or as consented to by Subsidiary in writing:

          (a) change or amend its Charter or Bylaws in any manner that would adversely affect Target's ability to transfer the Assets to Subsidiary hereunder;

          (b) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the Ordinary Course of Business, or take any action that would constitute a default under, or waive, release or assign any rights under, any Contract or Lease, or willingly allow or permit any of Target's insurance policies to be suspended, impaired or canceled;

          (c) sell, assign, transfer, convey, lease, license, mortgage, pledge or otherwise dispose of or grant or impose any Encumbrance on any of the Assets, including, without limitation, the Intellectual Property, or any interests therein, except in the Ordinary Course of Business;

          (d) create, incur or assume any Liability not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, in each case, except in the Ordinary Course of Business;

          (e) (i) take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Target in effect on the date hereof that are described on the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Benefit Plan or policy;
(ii) adopt, enter into or amend any Employee Benefit Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable Regulations; (iii) fail to maintain all Employee Plans in accordance with applicable Regulations; or (iv) hire, terminate or discharge any employee or engage or terminate any consultant, except for the hiring of persons for whom offers of employment are outstanding on the date hereof as set forth on Schedule 6.5 or in the Ordinary Course of
                                   ------------
Business;

          (f) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any Liabilities in the Ordinary Course of Business, or discharge or satisfy any Encumbrance or pay any obligation or Liability when due other than in the Ordinary Course of Business, or collect its accounts receivable in the Ordinary Course of Business;

          (g) make or commit to make any capital expenditure in excess of $10,000 per item;

          (h) merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

          (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (j) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace inoperable, worn-out or obsolete or destroyed Assets in the Ordinary Course of Business;

          (k) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or as required by Subsidiary;

          (l) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return (in which case, the written consent of Subsidiary shall not be unreasonably withheld), enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

          (m) fail to comply in any material respect with all Permits and Regulations applicable to Target or its business or to the Assets;

          (n) commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target's business, provided that Target consults with Subsidiary prior to the filing of such a suit;

          (o) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Target set forth in this Agreement becoming untrue or (ii) any of the conditions set forth in
Article VIII not being satisfied; or
------------

          (p) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

6.6       Employee Matters

          (a) Subsidiary shall extend offers of employment to each of Target's employees identified on Schedule 6.6 (such employees are hereinafter
                                 ------------
referred to as the "Target Employees"), which offers shall be on terms and conditions which Subsidiary shall determine in its sole discretion but shall be substantially on the same terms of similarly situated employees of Subsidiary. The offer shall be substantially in the form of Employment Offer Letter attached as Exhibit G.
   ---------

          (b) At or immediately following the Closing, Subsidiary shall set aside 17,500 Parent Shares, from which Subsidiary shall pay stay bonuses to any person who is a Target Employee and accepts employment pursuant to Section
                                                                   -------
6.6(a).  The amount and the terms of the stay bonus payable to each Target
------
Employee shall be determined by the Subsidiary and Target and shall be payable on the dates and to the persons identified on Schedule 6.6. Notwithstanding the
                                              ------------
dates set forth on Schedule 6.6, if the Parent or Subsidiary terminates one of
                   ------------
these Target Employees without cause, such Target Employee shall be paid the number of shares he/she would have received had he/she been employed for a full 18 months multiplied by a fraction equal to the number of days he/she was employed by Parent or Subsidiary divided by 540. Should any Target Employee incur a tax expense in connection with receipt of Parent Shares as a stay bonus, the Parent will make a thirty (30) day loan on commercially reasonable terms on April 14, 2001 to pay the tax.

          (c) Parent shall offer each Target Employee a stock option (the "Parent Stock Options") for Parent Common Stock for the amount of shares identified on Schedule 6.6.
              ------------

          (d) Nothing contained in this Agreement shall confer upon any Target Employee any right with respect to continuance of employment by Subsidiary, nor shall anything herein interfere with the right of Subsidiary to terminate the employment of any of the Target Employees at any time, with or without cause, nor shall anything herein restrict Subsidiary in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Target Employees; provided, however, that Subsidiary shall be obligated to pay the Target Employee's applicable stay bonus if such person is terminated without cause prior to the date such stay bonus would otherwise be payable.

6.7       Third Party Consents

          Target and Subsidiary shall use commercially reasonable efforts to obtain, within the applicable time periods required, all required, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Subsidiary in the Assets.

                                   ARTICLE 7


                       CONDITIONS TO TARGET'S OBLIGATIONS
                       ----------------------------------

     The obligations of Target to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Target:

7.1       Representations, Warranties and Covenants

          All representations and warranties of Subsidiary and Parent contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made as of the Closing Date (except for (i) representations and warranties which by their terms are made as of a specific date, which shall be true and correct as of such date, and (ii) changes contemplated by this Agreement), and all representations and warranties of Subsidiary and Parent that are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of the Closing Date (except for (i) representations and warranties which by their terms are made as of a specific date, which shall be true and correct as of such date, and (ii) changes contemplated by this Agreement), and Subsidiary and Parent shall have performed and satisfied in all material respects all of the agreements and covenants required to be performed or satisfied by Subsidiary and Parent prior to or on the Closing Date.

7.2       No Actions or Court Orders.

          No temporary restraining order, preliminary or permanent injunction or other Court Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of, or questioning the validity or legality of, the transactions contemplated by this Agreement or limiting or restricting Subsidiary's conduct or operation of the business of Target upon consummation of the transactions contemplated hereby shall have been issued, nor shall any Action brought by any Governmental Entity or any third party seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

7.3       Consents; Regulatory Compliance and Approval

          All consents, approvals and waivers from, registrations and filings with and notices to Governmental Entities and other third parties necessary to permit Target to transfer the Assets to Subsidiary as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver or make such registration or filing or give such notice would not have a Material Adverse Effect upon Target.

7.4       Certificates

          At the Closing, each of Subsidiary and Parent shall furnish to Target a certificate of a duly authorized officer to the effect that each of the conditions set forth in Sections 7.1, 7.2 (to the extent Subsidiary and/or
                        -----------------
Parent is a party or is named therein) and 7.3 of this Agreement are satisfied
                                           ---
in all respects and certifying as to the resolutions adopted by the respective boards of directors of Subsidiary and Parent approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby.

7.5       Opinion of Counsel

          Subsidiary and Parent shall have delivered to Target an opinion of Venture Law Group, outside counsel to Subsidiary and Parent, dated as of the Closing Date, with respect to the matters set forth on Exhibit C attached hereto and otherwise in form and substance reasonably satisfactory to Target, including an opinion regarding validity of shares of Parent Common Stock in the Transaction and exemption of offering.

7.6       No Material Adverse Change

          Since February 29, 2000, there shall not have been any Material Adverse Change in the condition (financial or otherwise), properties, business, results of operations, prospects, assets (including intangible assets), Liabilities or operations or results of operations of Subsidiary or Parent.

7.7       Employee Matters

          Simultaneous with, or prior to, Closing, Parent shall have delivered and executed Stock Option Agreements and Employment Offer Letters to the Target Employees pursuant to Section 6.6(c).
                      --------------

7.8       Board and Shareholder Approval

          This Agreement and the transactions it contemplates shall have been approved and adopted by such vote of the holders of the outstanding shares of Subsidiary's capital stock entitled to vote thereon as is required to approve such transactions, and shall have otherwise been approved as required by law and the charter documents of Subsidiary.

                                   ARTICLE 8


                     CONDITIONS TO SUBSIDIARY'S OBLIGATIONS
                     --------------------------------------

     The obligations of Subsidiary and Parent to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Subsidiary or Parent:

8.1       Representations, Warranties and Covenants

          All representations and warranties of Target contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made as of the Closing Date (except for (i) representations and warranties which by their terms are made as of a specific date, which shall be true and correct as of such date, and (ii) changes contemplated by this Agreement), and all representations and warranties of Target that are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of the Closing Date (except for (i) representations and warranties which by their terms are made as of a specific date, which shall be true and correct as of such date and (ii) changes contemplated by this Agreement), and Target shall have performed and satisfied in all material respects all of the agreements and covenants required to be performed or satisfied by Target prior to or on the Closing Date.

8.2       Consents; Regulatory Compliance and Approval

          All Permits, consents, approvals and waivers from governmental authorities and other parties necessary for the consummation of the transactions contemplated by this Agreement and for the operation of Target's business by Subsidiary following the Closing (including, without limitation, all required third party consents to the assignment of the Leases and Contracts to be assumed by Subsidiary) shall have been obtained by Target. Subsidiary shall be satisfied that all approvals required under any Regulations to consummate the transactions contemplated by this Agreement shall have been obtained and that the Parties shall have complied with all Regulations applicable to the Acquisition.

8.3       No Actions or Court Orders

          No temporary restraining order, preliminary or permanent injunction or other Court Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of, or questioning the validity or legality of, the transactions contemplated by this Agreement or limiting or restricting Subsidiary's conduct or operation of the business of Target upon consummation of the transactions contemplated hereby shall have been issued, nor shall any Action brought by any Governmental Entity or any third party seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

8.4       Opinion of Counsel

          Target shall have delivered to Subsidiary an opinion of Gray, Cary Ware & Freidenrich, LLP, outside counsel to Target, dated as of the Closing Date, with respect to the matters set forth on Exhibit F attached hereto and
                                               ---------
otherwise in form and substance reasonably satisfactory to Subsidiary.

8.5       Employment

          A minimum of 70% of the Target Employees shall have accepted the terms and conditions of their respective employment offers. Each of Mitchell H. Gold, M.D. ("Gold") and Patrick Angelel ("Angelel") shall have executed a letter substantially in a form reasonably acceptable to Subsidiary and such agreement shall be in full force and effect ("Employment Offer Letter") that includes a provision for minimum lock up on shares issued to Gold and Angelel at the Closing (not including shares subsequently issued pursuant to stock options or otherwise) that shall release such shares in equal one-third lots on the 6th, 12th and 18th month anniversary of the Effective Date. Notwithstanding this
Section 8.5, the shares of either Gold or Angelel shall be released immediately
-----------
upon (i) his death or disability, (ii) upon his termination (except for cause) by Subsidiary, or (iii) upon the sale or change of control by Parent except to an Affiliate.

8.6       No Material Adverse Change

          Since February 29, 2000, there shall not have been any Material Adverse Change in the condition (financial or otherwise), properties, business, results of operations, prospects, assets (including intangible assets), Liabilities (other than Excluded Liabilities) or operations or results of operations of Target.

8.7       Certificates

          At the Closing, Target shall furnish to Subsidiary a certificate of a duly authorized officer to the effect that each of the conditions set forth in Sections 8.1, 8.2 and 8.3 (to the extent Target is a party or is named therein)
-------------------------
of this Agreement are satisfied in all respects and certifying as to the resolutions adopted by the board of directors of Subsidiary approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby.

8.8       Convertible Notes and Warrants

          Target shall have provided Subsidiary with evidence, reasonably satisfactory to Subsidiary, that holders of Convertible Notes will waive, on or prior to Closing, their conversion rights under all provisions of the Notes and instead accept prepayment of principal and all accrued interest under the Notes at or immediately following the Closing. In addition, Target shall use its best efforts to have all outstanding warrants exercised on or prior to the Closing.

8.9       Brokers' Fees

          Target shall have provided Subsidiary with evidence, reasonably satisfactory to Subsidiary, that an agreement has been reached with Hambrecht 4 Quist, LLC to accept payment for brokers' fees not to exceed $400,000. Target shall have provided Subsidiary with evidence, reasonably satisfactory to Subsidiary, that an agreement has been reached with A.G. Edwards & Sons, Inc. to accept payment for brokers' fees not to exceed $107,000.

8.10      Termination of Benefit and Stock Option Plans

          Target shall have provided Subsidiary with evidence, reasonably satisfactory to Subsidiary, as to the termination of all benefit plans, stock option plans and other payments owing by Target relating to all of its employees. The stock options shall terminate by their terms by virtue of the steps taken by the Board.

8.11      Covenants Not To Compete

          At Closing, Target shall have delivered covenants not to compete incorporated into Employment Agreements and a Consulting Agreement executed by Mitchell Gold, M.D., Patrick Angelel, and Edward Boyle, M.D. as described in
Section 3.2(b)(vii).
-------------------

8.12      Board and Shareholder Approval

          This Agreement and the transactions it contemplates shall have been approved and adopted by such vote of the holders of the outstanding shares of Target's capital stock entitled to vote thereon as is required to approve such transactions, and shall have otherwise been approved as required by law and the charter documents of Target.

                                   ARTICLE 9


                      RISK OF LOSS; CONSENTS TO ASSIGNMENT
                      ------------------------------------

9.1       Risk of Loss

          From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Target, and thereafter shall be borne by Subsidiary. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the Ordinary Course of Business, Target shall give written notice to Subsidiary as soon as practicable, but in any event within five (5) calendar days, after discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Target is otherwise entitled to receive as a consequence. Prior to the Closing, Subsidiary shall have the option, which shall be exercised by written notice to Target within ten (10) calendar days after receipt of Target's notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition, in which event Subsidiary shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss, and the full Purchase Price shall be paid for such Assets, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the Parties or (c) terminating this Agreement in accordance with Section 11.1
                                                             ------------
hereof. If Subsidiary accepts such Assets, then, after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Subsidiary without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Target.

9.2       Consents to Assignment.

          Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or in any way adversely affect the rights of Subsidiary thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Subsidiary would not receive all such rights, Target will cooperate with Subsidiary, in all reasonable respects, to provide to Subsidiary the benefits under any such Contract, Lease, Permit or any claim or right, including, without limitation, enforcement for the benefit of Subsidiary of any and all rights of Target against a third party thereto arising out of the breach, default, acceleration, termination or cancellation by such third party or otherwise. Nothing in this Section 9.2 shall affect any of
                                           -----------
Subsidiary's rights to terminate this Agreement pursuant to Section 11.1 hereof.
                                                            ------------

                                   ARTICLE 10


                                    RESERVED
                                    --------




                                   ARTICLE 11


                                 MISCELLANEOUS
                                 -------------

11.1      Termination.

          (a)    Termination.  This Agreement shall automatically terminate if
                 -----------
the Closing has not occurred on or prior to March 31, 2000, unless extended by mutual agreement. In addition, this Agreement may be terminated at any time prior to the Closing:

                 (i)     by mutual written consent of Subsidiary and Target; or

                 (ii) by Subsidiary or Target by giving written notice if the Closing shall not have occurred on or before March 31, 2000; provided however, that the right to terminate this Agreement pursuant to this Section 11.1(a)(ii)
                                                            -------------------
shall not be available any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

                 (iii) by either Subsidiary or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired; or

          (iv) by Subsidiary upon written notice if there is a material breach of any representation or warranty of Target set forth in Article IV hereof or
                                                         ----------
any covenant or agreement to be performed or complied with by Target pursuant to the terms of this Agreement or the failure of a condition set forth in Article
                                                                       -------
VIII to be satisfied except the condition set forth in Section 8.5 relating to
----                                                   -----------
the percentage of the Target Employees required to accept employment offers (and such condition is not waived in writing by Subsidiary) on or prior to the Closing Date, or the occurrence of any event which results or could result in the failure of a condition set forth in Article VIII to be satisfied on or prior
                                        ------------
to the Closing Date; provided, however, that Subsidiary may only terminate this Agreement pursuant to this Section 11.1(a)(iv) if, within ten (10) business days
                           -------------------
following written notice thereof, such failure shall not have been cured; or

          (v) by Target upon written notice if there is a material breach of any representation or warranty of Subsidiary set forth in Article V hereof or
                                                          ---------
any covenant or agreement to be performed or complied with by Subsidiary pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by
   -----------
Target) on or prior to the Closing Date, or the occurrence of any event which results or could result in the failure of a condition set forth in Article VII
                                                                   -----------
to be satisfied on or prior to the Closing Date; provided, however, that Target may only terminate this Agreement pursuant to this Section 11.1(a)(v) if, within
                                                   ------------------
ten (10) business days following written notice thereof, such failure shall not have been cured; or

          (b)    Termination Costs and Expenses. Whether or not the Closing
                 ------------------------------
occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the Party incurring such expense; provided, however, that (i) if this Agreement is terminated by Subsidiary pursuant to Section
                                                                   -------
11.1(a)(iv), then Target shall reimburse Subsidiary for all out-of-pocket costs
-----------
and expenses incurred by Subsidiary in connection with this Agreement and the transactions contemplated hereby (including, without limitation, filing fees and the fees and expenses of its advisors, accountants, legal counsel and financial printers) or (ii) if this Agreement is terminated by Target pursuant to Section
                                                                        -------
11.1(a)(v), then Subsidiary shall reimburse Target
----------
for all out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, filing fees and the fees and expenses of its advisors, accountants, legal counsel and financial printers). In addition, because the extent of actual damages would be difficult to determine, the parties agree that the breaching party shall pay the other party the sum of $500,000 as liquidated damages within sixty (60) days. In the event Target is the breaching party, all principal amounts (plus accrued interest) of any indebtedness of Target to Parent or Subsidiary shall become immediately due and payable, in accordance with the terms of such indebtedness.

          (c)    Topping Fee.  If, without mutual consent, the Closing has not
                 -----------
occurred on or prior to the Closing Date, and if prior to the Closing Date:

                 (i) Target, or its shareholders, publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a transaction which, as announced, or as provided in such letter or agreement or as consummated, provides for or relates to (including all prior distributions to shareholders after the date hereof) the disposition of a controlling interest in Target, or the sale, transfer or other distribution of assets constituting a majority (measured by fair market value) of the consolidated assets of Target, Target agrees to pay Parent the sum of $2,000,000. If the Closing has not occurred on or prior to the Closing Date because Subsidiary, or its shareholders, have entered into a letter of intent relating to, entered into a definitive agreement providing for, or consummated, a transaction which prohibits the merger contemplated herein, Parent agrees to pay Target the sum of $4,500,000.

                 (ii) Subsidiary is prepared to close but Target does not close and all conditions of closing by Target have been either met by Target or waived by Subsidiary and/or Parent, Target agrees to pay Parent the sum of $2,000,000 in addition to any amounts owing pursuant to subsection (b) above IF, within six months of the scheduled Closing Date, Target or its shareholders, directly or indirectly (in one or a series of transactions), enters into an agreement with either Baxter CVG or a party that was in contact with Target on or after the date of this Agreement and prior to the scheduled Closing Date, pursuant to which: (a) Target sells substantially all of its assets, (b) Target merges with or has more than fifty percent (50%) of its issued and outstanding shares sold or exchanged, or (c) Target undertakes any debt or equity financing (including prepaid royalties) or any combination thereof, of at least $500,000.

11.2      Assignment; No Third Party Beneficiaries

          Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and
permitted assigns.   This Agreement shall not confer any right, benefit or
remedies upon any person as a third party beneficiary or otherwise other than the Parties and their respective successors and permitted assigns.

11.3      Notices

          All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and
                                                  ----
upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent as follows:

          If to Target, to:

                            Elixis Corporation
                            2101 North 34th Street, Suite 195
                            Seattle, Washington  98103
                            Attention:  Its President

          with a copy to:

                            Gray Cary Ware & Freidenrich, LLP
                            701 Fifth Avenue, 36th Floor
                            Seattle, WA  98104-7097
                            Attention:  Laura T. Puckett, Esq.

          If to Subsidiary, to:

                            Datacritical.com, Inc.
                            19820 North Creek Parkway, Suite 100,
                            Bothell, Washington  98011
                            Attention:  Its President

          with a copy to:

                            Carney Badley Smith & Spellman, P.S.
                            701 Fifth Avenue
                            2200 Columbia Center
                            Seattle, WA  98104-7091
                            Attention: Steven J. Hopp, Esq.

or to such other place and with such other copies as either Party may designate by written notice to the other Party. Notwithstanding the foregoing, any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

11.4      Choice of Law; Venue

          This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Washington (without reference to choice of law provisions), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts located in King County, Washington.

11.5      Entire Agreement; Amendment and Waiver

          This Agreement, the Transaction Documents, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule) and the Promissory Note and the Confidentiality and Exclusivity Agreement, each dated March 8, 2000, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. At any time prior the Closing Date, any Party may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations of the other Party; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
No waiver shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty, or covenant.

11.6      Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7      Severability

          Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, that, this Agreement shall not then substantially deprive any Party of the bargained-for performance of any other

Party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.8      Headings

          The titles, captions or headings of the articles and sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

11.9      Press Releases and Public Announcements

          Target shall not issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written approval of Subsidiary, which written approval shall not be unreasonably withheld; provided, however, that Target may make any public disclosure it believes in good faith is required by law or regulation (in which case Target shall advise Subsidiary and provide Subsidiary with a copy of the proposed disclosure prior to making the disclosure).

11.10     Cumulative Remedies

          All rights and remedies of either Party hereto are cumulative with, and not exclusive of, any other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.11     Specific Performance; Attorneys' Fees

          The Parties acknowledge and agree that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Parties hereunder shall be specifically enforced in accordance with the terms of this Agreement. If any Party brings an action to enforce its rights under this Agreement, including, without limitation, for specific performance, the prevailing Party shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

11.12     Construction

          The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

11.13     Incorporation of Exhibits and Disclosure Schedule

          The exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14     Confidentiality

          The Parties acknowledge that the transaction described in this Agreement is of a confidential nature and shall not be disclosed to any person other than any consultant, advisor, Representative or Affiliates of either such Party, or as required by law, until such time as a public announcement regarding the transaction is made as provided in Section 11.9 of this Agreement.
                                       ------------

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                              ELIXIS CORPORATION,
                              a Washington corporation


                              By: /s/ Mitchell H. Gold, M.D.
                                 ---------------------------
                              Name: Mitchell H. Gold, M.D.
                                   -------------------------
                              Title: President/CEO
                                    ------------------------

                              DATA CRITICAL CORPORATION,
                              a Delaware corporation


                              By: /s/ Jeffrey S. Brown
                                 ---------------------------
                              Name: Jeffrey S. Brown
                                   -------------------------
                              Title: President/CEO
                                    ------------------------

                              DATACRITICAL.COM, INC.,
                              a Delaware corporation


                              By: /s/ Jeffrey S. Brown
                                 ---------------------------
                              Name: Jeffrey S. Brown
                                   -------------------------
                              Title: President/CEO
                                    ------------------------